Exhibit 24.2



                        CONSENT OF KPMG Peat Marwick LLP
                              INDEPENDENT AUDITORS


         We consent to the use in this Registration Statement on Form S-1 and in the Application for Conversion on Form 86-AC and in the Notice and Application for Conversion of Hudson River Bancorp, Inc. of our report dated June 20, 1997 (except for note 17, which is as of November 20, 1997), on the Consolidated Financial Statements of The Hudson City Savings Institution and subsidiaries as of March 31, 1997 and 1996, and for each of the years in the three-year period ended March 31, 1997.

         We also consent to the reference to our firm under the heading "Experts" in the related Prospectus.


                                               /s/ KPMG Peat Marwick LLP



Albany, New York
March 6, 1998